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                                                                  EXHIBIT (c)(2)


                        [CUSHMAN & WAKEFIELD LETTERHEAD]



March 17, 2004

Mr. Douglas Armstrong
Senior Vice President and General Counsel
ARV ASSISTED LIVING, INC.
245 Fischer Avenue, D-1
Costa Mesa, CA  92626

Re:  Letter of Amendment to the Chandler Villas
     Appraisal dated October 28, 2003

     C&W File ID: 03-41002-9342

Dear Mr. Armstrong:

This letter is to notify you that we are hereby amending the Chandler Villas Appraisal (the "Appraisal") dated October 23, 2003, and the cover letter thereto, to correct a typographical error in the statement of our opinion of the going concern market value of the Chandler Villas property.

On Page 2 of the Cover Letter preceding the Appraisal and on Page 98 of the Appraisal, we hereby delete the words "SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS" and replace with the words "SIX MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS" to conform the written statement of the going concern market value of this property with the $6,750,000 valuation derived from our analysis and set forth in the Appraisal. We hereby clarify and confirm that, as of the date of the Appraisal of October 28, 2003, our final value conclusion of the going concern market value of the fee simple estate of the Chandler Villas property is $6,750,000.

We grant our consent to attach a copy of this letter to the Appraisal and to submit or provide a copy of this letter in connection with any use, submission or filing of the Appraisal for the purposes for which it was intended.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.


/s/ SALLY U. HAFT
------------------------------------------
Sally U. Haft, MAI
Director
Senior Housing/Healthcare Industry Group
Arizona Certified General Appraiser
License No. 30995
sally_haft@cushwake.com